As filed with the Securities and Exchange Commission on January 27, 2010.

Registration No. 33-31394

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sun Microsystems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	94-2805249
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Sun Microsystems, Inc.

4150 Network Circle

Santa Clara, California 95054

(650) 960-1300

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Dorian Daley

Sun Microsystems, Inc.

4150 Network Circle

Santa Clara, California 95054

(650) 960-1300

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy To:

John M. Newell, Esq.

Latham & Watkins LLP

505 Montgomery Street, Suite 2000

San Francisco, California 94111

(415) 391-0600

Approximate date of commencement of proposed sale to the public: N/A

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (Registration No. 33-31394) of Sun Microsystems, Inc. (the “Company”) filed on October 4, 1989 (as amended, the “Registration Statement”), pertaining to the registration of $125,000,000 convertible subordinated debentures and underlying common stock of the Company.

On January 26, 2010 (the “Effective Time”), pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 19, 2009, by and among the Registrant, Oracle Corporation and Soda Acquisition Corporation, a wholly-owned subsidiary of Oracle Corporation, Soda Acquisition Corporation merged with and into the Registrant, and the Registrant became a wholly-owned subsidiary of Oracle Corporation (the “Merger”). As a result of the Merger, the offering pursuant to the Registration Statement has been terminated.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement, including the convertible subordinated debentures and common stock of the Company, which remain unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redwood City, State of California, on the 27th day of January, 2010.

SUN MICROSYSTEMS, INC.

By:	/S/ DORIAN DALEY
Name:	Dorian Daley
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ DORIAN DALEY Dorian Daley	President and Chief Executive Officer (Principal Executive Officer)	January 27, 2010

/S/ JEFF EPSTEIN Jeff Epstein	Chief Financial Officer (Principal Financial and Accounting Officer)	January 27, 2010

/S/ BRADY MICKELSEN Brady Mickelsen	Director	January 27, 2010